                                                                    Exhibit 99.1

                          GENERAL DYNAMICS CORPORATION


                                      INDEX

                                                                                        PAGE
                                                                                        ----

Item 1-    Supplemental Consolidated Financial Statements

           Supplemental Consolidated Balance Sheet                                       2

           Supplemental Consolidated Statement of Earnings (Three Months)                3

           Supplemental Consolidated Statement of Earnings (Six Months)                  4

           Supplemental Consolidated Statement of Cash Flows                             5

           Notes to Unaudited Supplemental Consolidated Financial Statements             6

Item 2 -   Management's Discussion and Analysis                                         15

                          ITEM 1. FINANCIAL STATEMENTS
                          GENERAL DYNAMICS CORPORATION
                     SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)
                              (Dollars in millions)


                                                           July 4                 December 31
                                                            1999                     1998
                                                     ------------------       ------------------
ASSETS
------

CURRENT ASSETS:
Cash and equivalents                                 $              379       $              165
Marketable securities                                               133                       93
                                                     ------------------       ------------------
                                                                    512                      258
Accounts receivable                                                 678                      580
Contracts in process                                              1,168                      952
Inventories                                                         871                      804
Other current assets                                                382                      391
                                                     ------------------       ------------------
Total Current Assets                                              3,611                    2,985
                                                     ------------------       ------------------

NONCURRENT ASSETS:
Leases receivable - finance operations                              175                      181
Real estate held for development                                     63                       65
Property, plant and equipment, net                                  929                      901
Intangible assets                                                 1,780                    1,784
Other assets                                                        265                      235
                                                     ------------------       ------------------
Total Noncurrent Assets                                           3,212                    3,166
                                                     ------------------       ------------------
                                                     $            6,823       $            6,151
                                                     ==================       ==================

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES:
Current portion of long-term debt                    $               77       $               77
Short-term debt - finance operations                                 18                       58
Accounts payable                                                    399                      477
Other current liabilities                                         2,006                    1,760
                                                     ------------------       ------------------
Total Current Liabilities                                         2,500                    2,372
                                                     ------------------       ------------------

NONCURRENT LIABILITIES:
Long-term debt                                                      416                      453
Long-term debt - finance operations                                  73                       82
Other liabilities                                                   979                      829
Commitments and contingencies (See Note J)
                                                     ------------------       ------------------
Total Noncurrent Liabilities                                      1,468                    1,364
                                                     ------------------       ------------------

SHAREHOLDERS' EQUITY:
Common stock, including surplus                                     477                      484
Retained earnings                                                 3,077                    2,639
Treasury stock                                                     (694)                    (706)
Accumulated other comprehensive income                               (5)                      (2)
                                                     -------------------      -------------------
Total Shareholders' Equity                                        2,855                    2,415
                                                     ------------------       ------------------
                                                     $            6,823       $            6,151
                                                     ==================       ==================

The accompanying Notes to Unaudited Supplemental Consolidated Financial Statements are an integral part of this statement.

                          GENERAL DYNAMICS CORPORATION

                 SUPPLEMENTAL CONSOLIDATED STATEMENT OF EARNINGS

                                   (UNAUDITED)

                 (Dollars in millions, except per share amounts)

                                                                              Three Months Ended
                                                                 -------------------------------------------
                                                                       July 4                  June 28
                                                                        1999                     1998
                                                                 ------------------       ------------------

NET SALES                                                        $            2,087       $            1,735

OPERATING COSTS AND EXPENSES                                                  1,808                    1,508
                                                                 ------------------       ------------------

OPERATING EARNINGS                                                              279                      227

Interest expense, net                                                            (5)                      (4)
Other (expense) income, net                                                      (4)                       4
                                                                 -------------------      -------------------

EARNINGS BEFORE INCOME TAXES                                                    270                      227

Provision for income taxes                                                       95                       79
                                                                 ------------------       ------------------

NET EARNINGS                                                     $              175       $              148
                                                                 ==================       ==================

NET EARNINGS PER SHARE:
   Basic                                                         $              .88       $              .74
                                                                 ==================       ==================
   Diluted                                                       $              .86       $              .73
                                                                 ==================       ==================

DIVIDENDS PER SHARE                                              $              .24       $              .22
                                                                 ==================       ==================

SUPPLEMENTAL INFORMATION:
            General and administrative expenses included in
              operating costs and expenses                       $              136       $              120
                                                                 ==================       ==================


The accompanying Notes to Unaudited Supplemental Consolidated Financial Statements are an integral part of this statement.

                          GENERAL DYNAMICS CORPORATION
                 SUPPLEMENTAL CONSOLIDATED STATEMENT OF EARNINGS
                                   (UNAUDITED)
                 (Dollars in millions, except per share amounts)


                                                                                 Six Months Ended
                                                                    ------------------------------------------
                                                                          July 4                  June 28
                                                                           1999                     1998
                                                                    ------------------      ------------------

NET SALES                                                           $            4,089      $            3,392

OPERATING COSTS AND EXPENSES                                                     3,569                   2,972
                                                                    ------------------      ------------------

OPERATING EARNINGS                                                                 520                     420

Interest expense, net                                                              (11)                     (8)
Other income, net                                                                    5                       3
                                                                    ------------------      -------------------

EARNINGS BEFORE INCOME TAXES                                                       514                     415

(BENEFIT) / PROVISION FOR INCOME TAXES
   R&E Tax Credit                                                                 (165)                      -
   Provision                                                                       181                     145
                                                                    ------------------      ------------------
                                                                                    16                     145
                                                                    ------------------      ------------------

NET EARNINGS                                                        $              498      $              270
                                                                    ==================      ==================

NET EARNINGS PER SHARE:
   Basic                                                            $             2.50      $             1.35
                                                                    ==================      ==================
   Diluted                                                          $             2.46      $             1.33
                                                                    ==================      ==================

DIVIDENDS PER SHARE                                                 $              .48      $              .44
                                                                    ==================      ==================

SUPPLEMENTAL INFORMATION:
            General and administrative expenses included in
              operating costs and expenses                          $              263      $              238
                                                                    ==================      ==================


The accompanying Notes to Unaudited Supplemental Consolidated Financial Statements are an integral part of this statement.

                          GENERAL DYNAMICS CORPORATION
                SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)
                              (Dollars in millions)

                                                                              Six Months Ended
                                                              ------------------------------------------------
                                                                    July 4                        June 28
                                                                     1999                          1998
                                                              ------------------            ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings                                                  $              498            $              270
Adjustments to reconcile net earnings to net
            cash provided by continuing operations -
Depreciation, depletion and amortization                                      92                            77
Decrease (Increase) in -
            Marketable securities                                            (88)                          (31)
            Accounts receivable                                              (98)                           15
            Contracts in process                                             (16)                         (115)
            Inventories                                                     (122)                         (118)
            Other current assets                                              37                             6
Increase (Decrease) in -
            Accounts payable and other current liabilities                  (143)                           22
            Customer deposits                                                143                            (1)
            Current income taxes                                             183                            (3)
            Deferred income taxes                                             40                            60
Other, net                                                                   (39)                           (9)
                                                              -------------------           -------------------
Net cash provided by continuing operations                                   487                           173
Net cash used by discontinued operations                                      (3)                           (4)
                                                              -------------------           -------------------
Net Cash Provided by Operating Activities                                    484                           169
                                                              -------------------           -------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions                                                        (71)                           12
Purchases of available-for-sale securities                                   (24)                         (132)
Sales/maturities of available-for-sale securities                             73                            85
Capital expenditures                                                         (77)                          (76)
Proceeds from sale of assets                                                  13                            16
Other                                                                          -                            (3)
                                                              -------------------           -------------------
Net Cash Used by Investing Activities                                        (86)                          (98)
                                                              -------------------           -------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt, net                                                      (45)                         (146)
Repayments of debt - finance operations                                      (49)                           (9)
Dividends paid                                                               (58)                          (53)
Purchase of common stock                                                     (59)                            -
Proceeds from option exercises                                                14                          (149)
Other                                                                         13                            37
                                                              -------------------           -------------------
Net Cash Used by Financing Activities                                       (184)                         (320)
                                                              -------------------           -------------------
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS                              214                          (249)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD                                  165                           643
                                                              -------------------           -------------------
CASH AND EQUIVALENTS AT END OF PERIOD                         $              379            $              394
                                                              ===================           ===================

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash payments for:
Income taxes                                                  $               95            $               99
Interest (including finance operations)                       $               21            $               25

The accompanying Notes to Unaudited Supplemental Consolidated Financial Statements are an integral part of this statement.

                          GENERAL DYNAMICS CORPORATION

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)

                 (Dollars in millions, except per share amounts)


(A)    Basis of Preparation

       The unaudited supplemental consolidated financial statements include the accounts of the company and all majority-owned subsidiaries. The unaudited supplemental consolidated financial statements give retroactive effect to the acquisition by General Dynamics Corporation (General Dynamics) of Gulfstream Aerospace Corporation (Gulfstream) through a merger on July 30, 1999, which has been accounted for as a pooling of interests as described in Note E. These supplemental financial statements do not extend through the date of consummation. They will, however, become the historical consolidated financial statements of General Dynamics and subsidiaries after post-combination results are issued, as prescribed by generally accepted accounting principles.

       The unaudited supplemental consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Although certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, the company believes that the disclosures included herein are adequate to make the information presented not misleading. Operating results for the three- and six-month periods ended July 4, 1999, are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. These unaudited supplemental consolidated financial statements should be read in conjunction with the supplemental consolidated financial statements for the year ended December 31, 1998 and the notes thereto included in the company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 1999, and incorporated herein by reference.

       In the opinion of the company, the unaudited supplemental consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results for the three- and six-month periods ended July 4, 1999 and June 28, 1998.

(B)    Subsequent Events

       Stockholder Approvals

       On July 30, 1999, the company's stockholders approved (1) an amendment to its Certificate of Incorporation to increase the number of authorized shares of common stock from 200 million shares to 300 million shares, and (2) the issuance by the company of its common stock to stockholders of Gulfstream in connection with the acquisition discussed in Note E.

       Gulfstream Acquisition

       On July 30, 1999, the company repaid from its available funds approximately $270 of Gulfstream's debt instruments. In connection therewith, the company will record in the third quarter of 1999 a one-time non-cash charge of approximately $7 for the unamortized debt costs associated with these instruments. The company will also record in the third quarter of 1999 a charge to earnings of approximately $33 for direct acquisition transaction costs, consisting of investment banking, legal, bank fees, accounting, printing, and regulatory filing fees.

       In connection with the acquisition of Gulfstream, General Dynamics will merge the two company's commercial pension plans. As a result of the merger of these plans, the company expects to recognize previously deferred gains on General Dynamics commercial pension plan, amounting to approximately $125 (before tax), in income in the third quarter of 1999.

(C)    Comprehensive Income

       Comprehensive income was $172 and $148 for the three-month period and $495 and $269 for the six-month period ended July 4, 1999 and June 28, 1998, respectively.

(D)    Translation of Foreign Currencies

       Local currencies have been determined to be functional currencies for the company's international operations. Foreign currency balance sheets are translated at the end-of-period exchange rates and earnings statements at the average exchange rates for each period. The resulting foreign currency translation adjustments are included in the calculation of other comprehensive income and included in the equity section on the Supplemental Consolidated Balance Sheet.

(E)    Acquisitions

       Pooling of Interests Method

       On July 30, 1999, the company acquired Gulfstream through a merger of a subsidiary of the company into Gulfstream. As a result, the holders of Gulfstream common stock became entitled to receive one share of the company's common stock for each Gulfstream share. The common stock of Gulfstream was traded on the New York Stock Exchange through the close of business on July 30, 1999, at which time there were 72,165,645 shares of Gulfstream common stock outstanding. An additional 4.1 million shares have been reserved for issuance upon the exercise of stock options which, prior to the acquisition, had been options to purchase Gulfstream common stock. Gulfstream is a leading designer, developer, manufacturer and marketer of advanced business jet aircraft. The acquisition was accounted for as a pooling of interests, and, accordingly, the consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of Gulfstream.

       The following table reconciles General Dynamics' and Gulfstream's operating results for the three- and six-month periods ended July 4, 1999 to the combined results reported in these unaudited supplemental consolidated financial statements:

                                      Three months ended July 4, 1999                Six months ended July 4, 1999
                                      -------------------------------                -----------------------------
                                  General                                        General
                                 Dynamics         Gulfstream       Combined     Dynamics      Gulfstream      Combined
                                 --------         ----------       --------     --------      ----------      --------

Net sales                          $1,379               $708         $2,087       $2,756          $1,333        $4,089
Net earnings                          105                 70            175          370             128           498
Earnings per share:

     Basic                           0.82               0.97           0.88        2.91*            1.78          2.50
     Diluted                         0.81               0.95           0.86        2.87*            1.74          2.46
Weighted average shares
  (in thousands):
     Basic                        127,554             71,645        199,199      127,281          72,048       199,329
     Diluted                      129,159             73,157        202,316      128,738          73,536       202,274

*Includes impact of R&E tax credit discussed in Note I.

Purchase Method

       On June 21, 1999, the company entered into a definitive agreement to acquire GTE Government Systems Corporation, a subsidiary of GTE Corporation, for $1.05 billion in cash. GTE Government Systems Corporation is a leader in the advancement of command, control, communications and intelligence systems; electronic defense systems; communication switching; and information systems for defense, government and industry in the United States and abroad. The acquisition will be accounted for under the purchase method of accounting and is expected to close at the end of August 1999.

       On November 10, 1998, the company acquired control of NASSCO Holdings Incorporated (NASSCO) for $369 in cash plus the obligation to discharge $46 in debt. NASSCO's wholly owned subsidiaries include National Steel and Shipbuilding Company, which is in the business of ship design, engineering, construction and repair for the United States military and various commercial customers, and NASSCO Funding Corporation, a finance subsidiary. The transaction has been accounted for under the purchase method of accounting. Operating results of NASSCO are included with those of the company from the closing date. The excess of the purchase price over the estimated fair value of the net tangible assets acquired, approximately $270, has been allocated to goodwill and contracts and programs acquired. This allocation is based on preliminary estimates and will be finalized within one year from the date of acquisition.

(F)    Earnings Per Share

       Basic and diluted weighted average shares outstanding are as follows (in thousands):

                           Three months ended                      Six months ended
                           ------------------                      ----------------
                      July 4              June 28             July 4             June 28
                       1999                1998                1999               1998
                       ----                ----                ----               ----

       Basic          199,199             200,227             199,329            199,346
       Diluted        202,316             203,458             202,274            202,914

       Basic and diluted weighted average shares outstanding were derived in accordance with SFAS No. 128, which states that when a business combination is accounted for as a pooling of interests, earnings per share computations shall be based on the aggregate of the weighted average outstanding shares of the constituent businesses, adjusted to equivalent shares of the surviving business for all periods presented.

(G)    Intangible Assets

       Intangible assets resulting from the company's acquisitions consist of the following:

                                                    July 4               December 31
                                                     1999                   1998
                                              -----------------      ------------------
       Goodwill                               $           1,268      $            1,323
       Contracts and programs acquired                      512                     461
                                              -----------------      ------------------
                                              $           1,780      $            1,784
                                              =================      ==================

       Intangible assets are shown net of accumulated amortization of $160 and $130 at July 4, 1999 and December 31, 1998, respectively. Goodwill is amortized on a straight-line basis over 40 years. Contracts and programs acquired are amortized on a straight-line basis over periods ranging from 8 to 30 years.

(H)    Liabilities

       A summary of significant liabilities, by balance sheet caption, follows:

                                                            July 4                  December 31
                                                             1999                      1998
                                                      ------------------        ------------------

            Workers' compensation                     $              481        $              341
            Customer deposits                                        666                       488
            Retirement benefits                                      214                       196
            Salaries and wages                                       113                       115
            Advance payments - defense contracts                     116                       139
            Other                                                    416                       481
                                                      ------------------        ------------------
            Other Current Liabilities                 $            2,006        $            1,760
                                                      ==================        ==================

                                                               July 4              December 31
                                                                1999                  1998
                                                         ------------------    ------------------
            Accrued costs on disposed businesses         $              171    $              177
            Retirement benefits                                         281                   268
            Coal mining related liabilities                              68                    73
            Other                                                       459                   311
                                                         ------------------    ------------------
            Other Liabilities                            $              979    $              829
                                                         ==================    ==================


(I)    Income Taxes

       The company had a net deferred tax asset of $304 and $326 at July 4, 1999 and December 31, 1998, respectively, the current portion of which was $319 and $328, respectively, and was included in other current assets on the Supplemental Consolidated Balance Sheet. Based on the level of projected earnings and current backlog, no material valuation allowance was required for the company's net deferred tax assets at July 4, 1999 and December 31, 1998.

       During the first quarter of 1999, the company and the U.S. Internal Revenue Service settled refund claims for research and experimentation tax credits for the years 1981 through 1989 for approximately $334 (including before-tax interest). The company recognized a benefit during the first quarter of $165 (net of amounts previously recorded in 1991 and 1992), or $.82 per diluted share, as a result of this settlement. In April 1999, the company received the $334 cash refund from the IRS related to this settlement.

       The IRS has completed its examination of General Dynamics' 1990 through 1993 consolidated federal income tax returns and Gulfstream's 1990 through 1994 consolidated federal income tax returns. Unresolved matters for these years have been protested to the IRS Appeals Division. A refund claim by General Dynamics for $78 (plus interest) for research and experimentation tax credits for the year 1990 will also be considered by the IRS Appeals Division. The IRS is currently examining General Dynamics' 1994 and 1995 consolidated federal income tax returns.

       The company has recorded liabilities for tax contingencies, therefore, resolution of open matters for these years is not expected to have a materially unfavorable impact on the company's results of operations or financial condition.

(J)    Commitments and Contingencies

       Litigation

       Claims made by and against the company regarding the development of the Navy's A-12 aircraft are discussed in Note K.

       On April 19, 1995, 101 then-current and former employees of General Dynamics' Convair Division in San Diego, California filed a six-count complaint in the Superior Court of California, County of San Diego, titled Argo, et al. v. General Dynamics, et al. In addition to General Dynamics, four of Convair's then-current or former managers were also named as defendants. The plaintiffs alleged that the company interfered with their right to join an earlier class action lawsuit by, among other things, concealing its plans to close the Convair Division. On May 1, 1997, a jury rendered a verdict of $101 against the company and one of the defendants in favor of 97 of the plaintiffs. The jury awarded the plaintiffs a total of $1.8 in actual damages and $99 in punitive damages. The company and one of the defendants have appealed the judgment to the Court of Appeals of the State of California, Fourth Appellate District, Division One. On appeal, the company is seeking to have the judgment overturned in its entirety or, alternatively, a substantial reduction in the jury's punitive damage award. The company believes it has substantial legal defenses, but in any case, it believes the punitive damage award is excessive as a matter of law. Management currently believes the ultimate outcome will not have a material impact on the company's results of operations or financial condition.

       On July 13, 1995, General Dynamics Corporation was named as a defendant in a complaint filed in the Circuit Court of St. Louis County, Missouri, titled Hunt, et al. v. General Dynamics Corporation, et al. The complaint also names two insurance brokers, Lloyd Thompson, Ltd. and Willis Corroon Corporation of Missouri, as defendants. The plaintiffs are members of certain Lloyds' of London syndicates and British insurance companies who sold the company excess loss insurance policies covering the company's self-insured workers' compensation program at Electric Boat for four policy years, from July 1, 1988 to June 30, 1992. The plaintiffs allege that when procuring the policies the company and its brokers made misrepresentations to the plaintiffs and failed to disclose facts which were material to the risk. The plaintiffs also allege that the company has been negligent in its administration of workers' compensation claims. The plaintiffs seek rescission of the policies, a declaratory judgment that the policies are void, and compensatory damages in an unspecified amount. General Dynamics has counterclaimed, alleging that the plaintiffs have breached their insurance contracts by failing to pay claims. General Dynamics seeks a declaratory judgment that the policies are valid, actual damages, and payment of a penalty under a Missouri statute for the plaintiffs' vexatious and unreasonable failure to pay claims. The company does not expect that this case will have a material impact on the company's results of operations or financial condition.

       On August 16, 1996, plaintiffs HE Holdings, Inc., and Hughes Missile Systems Company filed an action against General Dynamics Corporation in the Superior Court for the State of California for the County of Los Angeles. In June 1998, plaintiffs filed a sixth amended complaint in which plaintiffs were redesignated as HE Holdings, Inc., now known as Raytheon Company, and Hughes Missile Systems Company, now known as Raytheon Missile Systems Company ("plaintiffs"). On September 8, 1998, plaintiffs filed a seventh amended complaint which is now pending. The seventh amended complaint alleges breach of contract, tortious interference with contract, conversion, fraud, and breach of the implied covenant of good faith and fair dealing, all with respect to the Asset Purchase Agreement dated May 8, 1992, for the sale of the company's missile business, various related leases and other alleged agreements. The seventh amended complaint seeks approximately $25 in compensatory damages, as well as punitive damages and declaratory relief. The company does not expect that the lawsuit will have a material impact on the company's results of operations or financial condition.

       The company is either a named defendant or a third-party defendant in certain multi-plaintiff tort cases pending in state or federal court in Arizona, captioned: Cordova, et al. v. Hughes Aircraft Co.; Lanier, et al. v. Hughes Aircraft Co., et al.; Yslava, et al. v. Hughes Aircraft Co.; and Arellano, et al. v. Hughes Aircraft Co. In these cases the plaintiffs allege that they suffered personal injuries and/or property damage from chronic exposure to drinking water alleged to be contaminated with trace amounts of the industrial solvent trichloroethylene. The alleged source of the contamination was industrial facilities in and around the site now occupied by the Tucson International Airport (TIA) and U.S. Air Force Plant #44. In addition to the company, defendants are Hughes Aircraft Co. (now Raytheon), the Tucson Airport authority (TAA), the City of Tucson, (the City) and McDonnell Douglas Corp. (MDC). In Cordova, the company negotiated a settlement with all but four defendants, who have appealed the summary judgement entered against them. The company has reached an agreement to settle all the remaining cases and is negotiating the final terms of the settlement agreements. Court approval is required for the settlement of these cases. The company does not believe that these lawsuits will have a material impact on the company's results of operations or financial condition.

       In other litigation concerning the Tucson site, the company is a defendant in two cases brought in federal district court in Arizona by TAA and the City under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA). Plaintiffs seek reimbursement of CERCLA response costs and a declaration of the company's alleged liability with respect to soil and groundwater contamination at portions of the Tucson site. On September 30, 1998, the U.S. Environmental Protection Agency (U.S. EPA) issued a Special Notice Letter notifying the company that it was a potentially responsible party (PRP) with respect to contamination of soil and shallow groundwater on and near property currently occupied by the TIA. Other PRPs receiving a similar notice were the U.S. Air Force, TAA, MDC and the City. The company has reached an agreement to settle the litigation brought by TAA and the City and is awaiting court approval of a consent decree negotiated with the U.S. EPA in response to the Special Notice Letter. The company does not believe that these lawsuits or the pending consent decree will have a material impact on the company's results of operations or financial condition.

       The company is also a defendant in other lawsuits and claims and in other investigations of varying nature. The company believes its liabilities in these proceedings, in the aggregate, are not material to the company's results of operations or financial condition.

       Environmental

       The company is directly or indirectly involved in certain Superfund sites in which the company, along with other major U.S. corporations, has been designated a PRP by the U.S. EPA or a state environmental agency with respect to past shipments of hazardous waste to sites now requiring environmental cleanup. Based on a site by site analysis of the estimated quantity of waste contributed by the company relative to the estimated total quantity of waste, the company believes its liability at any individual site is not material. The company is also involved in the investigation, cleanup and remediation of various conditions at sites it currently or formerly owned or operated.

       The company measures its environmental exposure based on enacted laws and existing regulations and on the technology expected to be approved to complete the remediation effort. The estimated cost to perform each of the elements of the remediation effort is based on when those elements are expected to be performed. Where a reasonable basis for apportionment exists with other PRPs, the company estimates only its allowable share of the joint and several remediation liability for a site, taking into consideration the solvency of other participating PRPs. Based on a site by site analysis, the company believes it has adequate accruals for any liability it may incur arising from sites currently or formerly owned or operated at which there is a known environmental condition, or Superfund sites at which the company is a PRP.

(K)    Termination of A-12 Program

       The A-12 contract was a fixed-price incentive contract for the full-scale development and initial production of the Navy's new carrier-based Advanced Tactical Aircraft. The Navy terminated the company's A-12 aircraft contract for default. Both the company and McDonnell Douglas, now owned by the Boeing Company, (the contractors) were parties to the contract with the Navy, each had full responsibility to the Navy for performance under the contract, and both are jointly and severally liable for potential liabilities arising from the termination. As a consequence of the termination for default, the Navy demanded that the contractors repay $1,352 in unliquidated progress payments, but agreed to defer collection of the amount pending a decision by the U.S. Court of Federal Claims on the contractors' challenge to the termination for default, or a negotiated settlement.

       The contractors filed a complaint on June 7, 1991, in the U.S. Court of Federal Claims contesting the default termination. The suit, in effect, seeks to convert the termination for default to a termination for convenience of the U.S. government and seeks other legal relief. A trial on Count XVII of the complaint, which relates to the propriety of the process used in terminating the contract for default, was concluded in October 1993. In December 1994, the court issued an order vacating the termination for default. On December 19, 1995, following further proceedings, the court issued an order converting the termination for default to a termination for convenience. On March 31, 1998, a final judgment was entered in favor of the contractors for $1,200 plus interest.

       The U.S. government filed an appeal from the trial court's ruling in the U.S. Court of Appeals for the Federal Circuit. On July 1, 1999, the Court of Appeals found that the trial court erred in converting the termination for default to a termination for convenience without first determining whether a default existed. The Court of Appeals remanded the case for determination of whether the government's default termination was justified. The Court of Appeals stated that it was expressing no view on that issue, and it left the parties the opportunity to fully litigate that issue on remand.

       The company continues to believe that the government's default termination was improper, both as to process (the basis relied upon by the trial court) and because the contractors were not in default. The company continues to believe that at a full trial it will be able to demonstrate that the default termination was not justified and that the termination for default will be converted to a termination for convenience. If the company is successful in such a new trial, it could result in the same, a lesser or a greater award to the contractors.

       The company has fully reserved the contracts in process balance associated with the A-12 program and has accrued the company's estimated termination liabilities and the liability associated with pursuing the litigation through the appeals process and remand proceedings. In the event that the contractors are ultimately found to have been in default under the A-12 contract and are required to repay all unliquidated progress payments, additional losses of approximately $675, plus interest, may be recognized by the company. The company believes the possibility of this result is remote.

(L)    Business Segment Information

       Management has chosen to organize its business segments in accordance with several factors, including a combination of the nature of products and services offered, the nature of the production processes and the class of customer for the company's products. Operating segments are aggregated for reporting purposes consistent with these criteria. Management measures its segments' profit based primarily on operating earnings. As such, net interest and other income items have not been allocated to the company's segments. For a further description of the company's business segments, see Management's Discussion and Analysis of the Results of Operations and Financial Condition.

       Summary financial information for each of the company's segments follows:

                                       Three Months Ended
                                       ------------------
                               Net Sales            Operating Earnings
                               ---------            ------------------
                          July 4      June 28       July 4     June 28
                           1999         1998         1999        1998
                           ----         ----         ----        ----
Marine Systems*            $764         $586        $  88      $   68
Aerospace                   708          557          116          92
Combat Systems              306          298           34          38
Information Systems
   & Technology*            243          228           24          16
Other                        66           66           17          13
                             --           --       ------      ------

                         $2,087       $1,735         $279        $227
                         ======       ======         ====        ====


                                         Six Months Ended
                                         ----------------
                                Net Sales            Operating Earnings
                                ---------            ------------------
                          July 4       June 28       July 4      June 28
                           1999          1998         1999         1998
                           ----          ----         ----         ----
Marine Systems*          $1,572        $1,141       $  176      $   132
Aerospace                 1,333         1,060          213          161
Combat Systems              596           633           69           81
Information Systems
   & Technology*            476           446           45           30
Other                       112           112           17           16
                            ---           ---       ------       ------

                         $4,089        $3,392         $520         $420
                         ======        ======         ====         ====

*As of January 1, 1999, management moved its Defense Systems operating unit from the Marine Systems segment to the Information Systems and Technology segment. Data for prior periods has been restated to give recognition to the current composition of reportable segments.

                          GENERAL DYNAMICS CORPORATION

                  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  July 4, 1999

                 (Dollars in millions, except per share amounts)


Forward-Looking Statements

       Management's Discussion and Analysis of the Results of Operations and Financial Condition contains forward-looking statements that are based on management's expectations, estimates, projections and assumptions. Words such as "expects," "anticipates," "plans," "believes," "estimates," variations of these words and similar expressions are intended to identify forward-looking statements which include but are not limited to projections of revenues, earnings, segment performance, aircraft production and deliveries, cash flows, contract awards, aircraft backlog stability and the company's expectations regarding the upcoming year 2000. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation: the company's successful execution of internal performance plans; performance issues with key suppliers and subcontractors; the status or outcome of legal and/or regulatory proceedings; the status or outcome of labor negotiations; changing priorities or reductions in the U.S. government defense budget; termination of government contracts due to unilateral government action; and the timing and occurrence (or non-occurrence) of circumstances beyond the company's control.

Business Segments

       The company operates in four primary business segments: Marine Systems, Combat Systems, Information Systems and Technology and Aerospace. The company also owns coal mining and aggregates operations in the Midwest, and a leasing operation for liquefied natural gas tankers, which are classified as Other. The following table sets forth the net sales and operating earnings by business segment for the three- and six-month periods ended July 4, 1999, and June 28, 1998:

-----------------------------------------------------------------------------------------------------------------
                                         Three-Month Period Ended                   Six-Month Period Ended
-----------------------------------------------------------------------------------------------------------------
                                  July 4       June 28       Increase/       July 4      June 28       Increase/
                                   1999          1998       (Decrease)        1999        1998        (Decrease)
-----------------------------------------------------------------------------------------------------------------
NET SALES:
-----------------------------------------------------------------------------------------------------------------
Marine Systems                    $   764       $   586       $    178         $1,572     $1,141       $    431
Aerospace                             708           557            151          1,333      1,060            273
Combat Systems                        306           298              8            596        633            (37)
Information Systems and
   Technology                         243           228             15            476        446             30
Other                                  66            66              -            112        112              -
-----------------------------------------------------------------------------------------------------------------
                                   $2,087       $ 1,735       $    352        $ 4,089     $3,392       $    697
-----------------------------------------------------------------------------------------------------------------

OPERATING EARNINGS:
-----------------------------------------------------------------------------------------------------------------
Marine Systems                    $    88       $    68       $     20        $   176    $   132       $     44
Aerospace*                            117            87             30            215        153             62
Combat Systems                         34            38             (4)            69         81            (12)
Information Systems and
   Technology                          24            16              8             45         30             15
Other                                  17            13              4             17         16              1
-----------------------------------------------------------------------------------------------------------------
                                  $   280       $   222       $     58        $   522    $   412       $    110
-----------------------------------------------------------------------------------------------------------------

* Operating earnings exclude pre-owned aircraft transactions, which generally are sold at or near break-even.


Marine Systems

Results of Operations

       Net sales increased during the three- and six-month periods due primarily to the acquisition of NASSCO Holdings Incorporated (NASSCO), whose wholly owned subsidiaries include National Steel and Shipbuilding Company, on November 10, 1998, as well as increased activity on the Virginia-class submarine and DD 21 program. Operating earnings increased during the three- and six-month periods due primarily to the aforementioned acquisition and to an earnings rate increase on the Arleigh Burke class destroyer (DDG 51) program in the fourth quarter of 1998.

       As of January 1, 1999, in order to align the company's information technology resources, management moved its Defense Systems operating unit from the Marine Systems segment to the Information Systems and Technology segment. Data for the three- and six-month periods ended June 28, 1998, has been restated to give recognition to the current composition of reportable segments.

Aerospace

Results of Operations

       Net sales and operating earnings increased during the three- and six-month periods due primarily to the increase in new aircraft and completion deliveries in 1999. During the three- and six- month periods, aircraft deliveries increased by two and six, respectively, and completions increased by ten and fourteen, respectively, over the same periods in 1998.

Combat Systems

Results of Operations

       Net sales increased and operating earnings decreased slightly during the three-month period due to the contrast in maturity of programs year over year. Net sales and operating earnings decreased during the six-month period due primarily to the completion of production on the Single Channel Ground and Airborne Radio System for the U.S. Army and to the treatment of the results of the company's ammunition production facility. Previously a consolidated subsidiary, the company's Milan Army Ammunition Plant is now part of an unconsolidated joint venture, American Ordnance LLC.

Information Systems and Technology

Results of Operations

       Net sales increased during the three- and six-month periods due primarily to increased volume for commercial undersea fiber-optic communications equipment. Operating earnings increased during the three- and six-month periods due primarily to the aforementioned increase in volume, as well as a result of higher margins obtained from cost reduction efforts employed during the first year of acquisition of the segment's businesses.

       In the first quarter of 1999, as previously mentioned, management transitioned the Defense Systems' business to the Information Systems and Technology segment from the Marine Systems segment. Data for the three- and six-month periods ended June 28, 1998, has been restated to give recognition to the current composition of reportable segments.

Backlog

       The following table details the backlog of each business segment as calculated at July 4, 1999, and December 31, 1998:

                                                            July 4          December 31
                                                             1999               1998
                                                        -------------      -------------
Marine Systems                                          $     11,190       $     11,565
Aerospace                                                      2,985              3,302
Combat Systems                                                 1,465              1,579
Information Systems and Technology                               915                892
Other                                                            528                562
                                                        -------------      -------------

                                                        =============      =============
                               Total Backlog            $     17,083       $     17,900
                                                        =============      =============
                               Funded Backlog           $     10,544       $     10,594
                                                        =============      =============

       Total backlog represents the estimated remaining sales value of work to be performed under firm contracts. Funded backlog for government programs represents the portion of total backlog that has been appropriated by Congress and funded by the procuring agency. To the extent backlog has not been funded, there is no assurance that congressional appropriations or agency allotments will be forthcoming. Total backlog also includes amounts for long-term coal contracts. As previously mentioned, data at December 31, 1998, has been restated to give recognition to the current composition of reportable segments.

Additional Financial Information

Provision for Income Taxes

       During the first quarter of 1999, the company and the U.S. Internal Revenue Service settled refund claims for research and experimentation tax credits for the years 1981 through 1989 for approximately $334 (including before-tax interest). The company recognized a benefit of $165 (net of amounts previously recorded in 1991 and 1992), or $.82 per diluted share, as a result of this settlement. In April 1999, the company received the $334 cash refund from the IRS related to this settlement. Tax on the interest totaling approximately $65 will be paid during 1999 with the company's regular quarterly tax payments. For further discussion of this and other tax matters, as well as a discussion of the net deferred tax asset, see Note I to the Supplemental Consolidated Financial Statements.

Environmental Matters and Other Contingencies

       For a discussion of environmental matters and other contingencies, see Notes J and K to the Supplemental Consolidated Financial Statements. The company's liability, in the aggregate, with respect to these matters, is not expected to be material to the company's results of operations or financial condition.

Year 2000

       The company has developed an internal Year 2000 compliance program (Y2K Project), which is focusing on three major areas of assessment, project planning and remediation with respect to Year 2000 issues (the inability of date-sensitive software and equipment to properly recognize dates beyond 1999):
(1) information technology systems; (2) deliverable software (alone or as a component of another product); and (3) facilities and embedded processors. The company is working with its full-time information technology systems partner on the project. The assessment, project planning and remediation phases of the Y2K Project are substantially complete. Validation testing occurs as systems are remediated and is expected to be finished in the latter half of 1999. The company generally develops its deliverable software to conform with customer specifications. The company has completed the review of most of its customer contracts and specifications to determine whether any Year 2000 issues exist. Remediation efforts have been undertaken where requested, required and/or funded by the customer. Management believes the company will complete the Y2K Project on schedule and that the costs to implement will not materially impact results of operations or financial condition, as most of these costs are expected to be allowable under the company's U.S. government contracts. The company believes its total Y2K Project costs will not exceed $44.

       The company has made inquiries of substantially all third parties with whom it has material business relationships to determine if they have Year 2000 issues. To date, the company has not been made aware of any Year 2000 issues with respect to these third parties that would be expected to materially and adversely affect the company. There can be no assurance, however, that these third parties have been or will be successful in identifying or addressing their Year 2000 issues.

       The implementation schedule, projected costs and beliefs regarding the company's Year 2000 issues detailed above are based on management's best estimates utilizing assumptions as to future events. There can be no assurance that these expectations will be realized. Based on the status of the Y2K Project and third-party surveys, however, the company does not believe there are any material risks to the company related to Year 2000 issues. The company believes its worst case Year 2000 scenario, if realized, would involve a brief slowdown or cessation of production at one or more business units which would not be expected to have a material adverse effect on financial condition or results of operations. The company engages in project reviews and internal audit activities designed to ensure Year 2000 readiness. The company is well into the development of business continuity plans for Year 2000 and expects to complete them during the third quarter of 1999.

New Accounting Standards

       Effective January 1, 1999, the company adopted the provisions of Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." SOP 97-3 provides guidance to aid in the determination of when liabilities should be recognized for guaranty-fund and other insurance-related assessments, as well as requirements for the measurement of the liability and related recoverable asset. As these costs are recoverable under the company's contracts and existing backlog, the adoption of the SOP did not have a material impact on the company's results of operations or financial condition.

       In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 137 issued in June 1999 deferred the effective date of SFAS 133 by one year. As such, the company is now required to adopt the provisions of the standard during the first quarter of 2001. Because of the company's minimal use of derivatives, it does not expect that the adoption of the new standard will have a material impact on the results of operations or financial condition.

Financial Condition

Operating Activities

       Cash flows from continuing operations increased this year over last year due to increased levels of initial deposits and progress payments received for new aircraft and the cash refund the company received from the IRS related to the settlement discussed above in "Provision for Income Taxes". Excluding the cash refund and taxes paid on the interest component of the refund, cash flows from continuing operations decreased this year over last year due primarily to the timing of payments for working capital investments.

       The company expects to continue to generate funds from operations in excess of its short- and long-term liquidity needs.

Investing Activities

       On July 30, 1999, the company acquired Gulfstream through a merger of a subsidiary of the company into Gulfstream. As a result, the holders of Gulfstream common stock became entitled to receive one share of the company's common stock for each Gulfstream share. The common stock of Gulfstream was traded on the New York Stock Exchange through the close of business on July 30, 1999, at which time there were 72,165,645 shares of Gulfstream common stock outstanding. An additional 4.1 million shares have been reserved for issuance upon the exercise of stock options which, prior to the acquisition, had been options to purchase Gulfstream common stock. Gulfstream is a leading designer, developer, manufacturer and marketer of advanced business jet aircraft. The acquisition was accounted for as a pooling of interests, and accordingly, all data for periods prior to the combination have been restated to include the accounts and results of operations of Gulfstream.

       On June 21, 1999, the company entered into a definitive agreement to acquire GTE Government Systems Corporation, a subsidiary of GTE Corporation, for $1.05 billion in cash. GTE Government Systems Corporation is a leader in the advancement of command, control, communications and intelligence systems; electronic defense systems; communication switching; and information systems for defense, government and industry in the United States and abroad. GTE Government Systems Corporation will become part of the Information Systems and Technology segment. The acquisition will be accounted for under the purchase method of accounting and is expected to close at the end of August 1999. The company will finance the purchase consideration through its commercial paper program. On July 27, 1999, the company began issuing commercial paper in anticipation of the acquisition. As of August 10, 1999, the company had issued approximately $250 at an average yield of 5.22% with an average term of 40 days and had approximately $325 invested in cash equivalents at an average yield of 5.2%.

       On May 3, 1999, the company paid from available funds the remaining fixed purchase consideration of $51 in cash for three individual stockholders' share of NASSCO common stock.

       The company began construction on its facility modernization project at its Bath Iron Works shipyard in late 1998. The company anticipates investing a total of approximately $200 through 2000, with approximately $120 expected to be expended during 1999.

Financing Activities

       Immediately following consummation of the acquisition of Gulfstream, the company repaid from its available funds approximately $270 of Gulfstream's debt instruments. In connection therewith, the company will record in the third quarter of 1999 a one-time non-cash charge of approximately $7 for the unamortized debt costs associated with these instruments. In the third quarter, the company will also record a charge to earnings of approximately $33 for direct acquisition transaction costs, consisting of investment banking, legal, bank fees, accounting, printing, and regulatory filing fees.

       On June 23, 1999, the company's board of directors formally rescinded management's authority to repurchase shares of the company's common stock on the open market. On June 25, 1999, Gulfstream's board of directors formally rescinded management's authority to repurchase shares of its common stock on the open market.

       On March 3, 1999, the company's board of directors declared an increased regular quarterly dividend of $.24 per share.

       The company has available a $1 billion committed line of credit expiring in May 2002 and an available $400 committed line of credit expiring in December 2002. These credit facilities contain minimum net worth requirements.